EXHIBIT 5

January 5, 2011

Board of Directors
The First Bancshares, Inc.
6480 U.S. Hwy. 98 West
Hattiesburg, Mississippi 39402

Gentlemen:

We have acted as counsel for The First Bancshares, Inc., a Mississippi corporation in connection with the filing of its Form S-8 for the registration of 315,000 shares of Common Stock, par value $1.00 per share, of The First Bancshares, Inc. under the Securities Act of 1933. The Registration Statement is being filed in connection with The First Bancshares, Inc.'s offering such shares pursuant to The First Bancshares, Inc. 2007 Stock Incentive Plan.

We have examined the Articles of Incorporation and the amendments thereto, Bylaws, Corporate Minutes and other corporate records and proceedings of The First Bancshares, Inc. relating to its organization and present corporate status and such other corporate records and documents as we have deemed relevant for purposes of this opinion.

Based on the foregoing, it is our opinion that the shares of Common Stock, par value $1.00 per share, of The First Bancshares, Inc. when issued and sold in accordance with the terms and conditions of the 2007 Stock Incentive Plan will be legally issued, fully paid and non assessable shares of Common Stock of The First Bancshares, Inc..

This opinion is limited to the laws of the State of Mississippi and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to Form S-8.

                Sincerely,

                /s/ Watkins Ludlam Winter & Stennis, P.A.

                WATKINS LUDLAM WINTER & STENNIS, P.A.